As filed with the Securities and Exchange Commission on April 9, 1998

                                       Registration No. 333-00255


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                    _________________________

                         Post-Effective
                         Amendment No. 2
                               to
                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                    _________________________


                    Entergy New Orleans, Inc.
     (Exact name of registrant as specified in its charter)
                    _________________________

      State of Louisiana                  72-0273040
 (State or other jurisdiction          (I.R.S. Employer
     of incorporation or             Identification No.)
        organization)
                        639 Loyola Avenue
                  New Orleans, Louisiana  70113
                         (504) 576-5262
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    _________________________

       JOHN J. CORDARO                  LOUIS E. BUCK
          President                Vice President and Chief
  Entergy New Orleans, Inc.           Accounting Officer
      639 Loyola Avenue           Entergy New Orleans, Inc.
New Orleans, Louisiana  70113         639 Loyola Avenue
        (504) 576-5851          New Orleans, Louisiana  70113
                                        (504) 576-4310

   LAURENCE M. HAMRIC, Esq.               KEVIN STACEY, ESQ.
       ANN G. ROY, Esq.               Reid & Priest LLP
    Entergy Services, Inc.           40 West 57th Street
      639 Loyola Avenue           New York, New York  10119
New Orleans, Louisiana  70113           (212) 603-2000
        (504) 576-2095

 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                    _________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                    _________________________

                       Amending: Part I Prospectus
                              Part II Exhibits

SUBJECT TO COMPLETION,
Dated April __, 1998




PROSPECTUS

                           $80,000,000
                    ENTERGY NEW ORLEANS, INC.

              General and Refunding Mortgage Bonds
                    _________________________


     Entergy New Orleans, Inc. (formerly named New Orleans Public Service Inc. and hereafter referred to as the "Company") may offer from time to time up to $80,000,000 aggregate principal amount of its General and Refunding Mortgage Bonds (the "New Bonds"), in one or more series at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement (the "Prospectus Supplement") which will set forth the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, redemption provisions, if any, and other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered. The sale of any series of New Bonds will not be contingent upon the sale of any other series of New Bonds.

                    _________________________


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    _________________________


      The Company may sell the New Bonds through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, any applicable commissions or discounts, and the net proceeds to the Company from any such sale. See "Plan of Distribution" for indemnification arrangements for underwriters, dealers, agents and purchasers.

         The date of this Prospectus is April __, 1998.



                      AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the Commission's Regional Offices at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission (http://www.sec.gov).


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following document filed with the Commission pursuant to the Exchange Act is incorporated herein by reference:

          The Company's Annual Report on Form 10-K for the year ended
          December 31, 1997.

      In addition, all documents filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the document enumerated above, being herein referred to as "Incorporated Documents"; provided, however, that the document enumerated above or subsequently filed by the Company pursuant to
Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein. Requests should be directed to Mr. Christopher T. Screen, Assistant Secretary, Entergy New Orleans, Inc., P. O. Box 61000, New Orleans, Louisiana 70161, telephone (504) 576-4212. The information relating to the Company contained in this Prospectus and any accompanying Prospectus Supplement does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

      No person has been authorized to give any information or to make any representation not contained in this Prospectus or, with respect to any series of New Bonds, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

      Neither the delivery of this Prospectus and a Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus or such Prospectus Supplement.
                    _________________________


                           THE COMPANY

      The Company was incorporated under the laws of the State of Louisiana on January 1, 1926. The Company's principal executive offices are located at 639 Loyola Avenue, New Orleans, Louisiana
70113; telephone (504) 576-5262.

      The Company is an electric and gas public utility company having substantially all of its operations located in Orleans Parish, in the State of Louisiana. Entergy Corporation ("Entergy"), which is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), owns all of the outstanding common stock of the Company. The Company, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. are the principal operating utility subsidiaries of Entergy. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc. ("System Energy"), a generating company which owns the Grand Gulf Nuclear Electric Generating Station ("Grand Gulf").

     The Company, Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. own all of the capital stock of System Fuels, Inc., a special purpose company which implements and/or maintains certain programs for the procurement, delivery and storage of fuel supplies for Entergy's regulated domestic utility subsidiaries, including the Company.

      The foregoing information relating to the Company does not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents. Reference is made to the Incorporated Documents with respect to the Company's most significant contingencies, its anticipated capital requirements, and its financing plans and capabilities, including its short-term borrowing capacity, earnings coverage requirements under its Restatement of Articles of Incorporation, as amended, which limit the amount of additional preferred stock that the Company may issue, and earnings coverage and other requirements under the Company's G&R Mortgage (hereinafter defined), which limit the amount of additional mortgage bonds that the Company may issue.

                         USE OF PROCEEDS

      The net proceeds to be received from the issuance and sale of the New Bonds will be used to repay and/or redeem outstanding securities at their stated maturity or due dates and/or to effect redemption or acquisition of certain outstanding securities prior to their maturity or due dates and for other general corporate purposes. The Company's securities that may be redeemed or acquired include one or more series of the Company's outstanding
(i) G&R Bonds (hereinafter defined), and/or (ii) preferred stock. The specific securities, if any, to be redeemed or acquired with the proceeds of a series of New Bonds will be set forth in the Prospectus Supplement relating to that series.


                  DESCRIPTION OF THE NEW BONDS

     General. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of May 1, 1987, as supplemented by six supplemental indentures and as to be supplemented by one or more additional supplemental indentures, including supplemental indentures relating to the New Bonds (collectively referred to as the "G&R Mortgage"), to Bank of Montreal Trust Company, as Corporate Trustee (the "Corporate
Trustee"), and Mark F. McLaughlin as Co-Trustee (the "Co-Trustee"; and collectively with the Corporate Trustee, the "Trustees"). All General and Refunding Mortgage Bonds issued or to be issued under the G&R Mortgage are referred to herein as "G&R Bonds."

      The  statements herein concerning the G&R  Bonds,  the  New
Bonds and the G&R Mortgage are not intended to be comprehensive and are subject to the detailed provisions of the G&R Mortgage, which are incorporated herein by reference.

     Terms of Specific Series of the New Bonds. A Prospectus Supplement will include descriptions of the following terms of each series of New Bonds to be issued: the designation of such series of the New Bonds; the aggregate principal amount of such series; the date on which such series will mature; the rate at which such series will bear interest and the date from which interest accrues; the dates on which interest will be payable; and the price and the other terms and conditions, if any, upon which the particular series may be redeemed by the Company prior to maturity.

      Security. The New Bonds, together with all other G&R Bonds now or hereafter issued under the G&R Mortgage, will be secured by the G&R Mortgage, which constitutes, in the opinion of counsel for the Company, a first mortgage lien on all property of the Company (except properties released under the terms of the G&R Mortgage and except as stated below), subject to (i) other excepted encumbrances, (ii) minor defects and encumbrances customarily found in utility properties of like size and character and that do not materially impair the use of the property affected thereby in the conduct of the business of the Company, and (iii) other liens, defects and encumbrances, if any, existing or placed thereon at the time of acquisition thereof by the Company and except as limited by bankruptcy law. Certain properties of the Company are excepted from the lien of the G&R Mortgage and include all cash and securities; all merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use; automobiles, vehicles and aircraft; timber, minerals, mineral rights and royalties; and receivables, contracts, leases and operating agreements.

        The   G&R   Mortgage   contains   provisions   subjecting
after-acquired property to the lien thereof, subject to pre-existing liens, and further subject to limitations in the case of consolidation, merger or a sale of substantially all of the Company's assets.

      The G&R Mortgage provides that the Trustees shall have a lien upon the mortgaged property, prior to the G&R Bonds, for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. The Company's Mortgage and Deed of Trust, dated as of July 1, 1944, to the Chase National Bank of the City of New York (The Bank of New York, successor) and Carl E. Buckley (W.T. Cunningham, successor), as Trustees, as supplemented, has been terminated and released. All mortgage bonds (the "former First Mortgage Bonds") issued thereunder have been retired and cancelled.

      Issuance of Additional G&R Bonds. The maximum aggregate principal amount of G&R Bonds that may be issued and outstanding under the G&R Mortgage is $10 billion. G&R Bonds of any series may be issued from time to time on the following basis: (i) 70% of property additions after adjustments to offset retirements;
(ii) retirements of G&R Bonds (other than those issued on the basis of certain regulatory orders allowing rate deferrals, known as Rate Recovery Mortgage Bonds, all of which have been retired) or former First Mortgage Bonds; or (iii) the deposit of cash with the Corporate Trustee. Deposited cash may be withdrawn upon the basis stated in (i) or (ii) of the preceding sentence. Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1986, but may not include, among other things, securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

      With certain exceptions in the case of G&R Bonds issued on the basis of retired G&R Bonds as described above, the issuance of G&R Bonds is subject to adjusted net earnings for 12 of the preceding 15 months, before income taxes, being at least twice the annual interest requirements on all G&R Bonds at the time outstanding, the additional G&R Bonds comprising such issuance, and all indebtedness, if any, of prior rank. In connection with the issuance of G&R Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including the New Bonds or any subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993, or after all such bonds have been retired at the Company's direction), to substitute for the foregoing a requirement that adjusted net earnings for 12 of the preceding 18 months, before income taxes, be at least twice such annual interest requirement. In general, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12 month period.

      Net  property additions available for the issuance  of  New
Bonds at December 31, 1997, were approximately $121.7 million.

      The G&R Mortgage contains restrictions on the issuance of G&R Bonds against property subject to prior liens.

      Other than the security afforded by the lien of the G&R Mortgage and restrictions on the issuance of additional G&R Bonds described above, the G&R Mortgage contains no provisions that afford the holders of the New Bonds protection in the event of a highly leveraged transaction involving the Company. Such a transaction would require regulatory approval from the Council.

      Release and Substitution of Property. Property (other than the Municipalization Interest) may be released, without applying any earnings test, upon the basis of: (i) the deposit with the Corporate Trustee of cash or, to a limited extent, purchase money mortgages; (ii) property additions under the G&R Mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (iii) waiver of the right to issue G&R Bonds. Cash may be withdrawn upon the basis stated in (ii) and (iii) of the preceding sentence.

      Property is currently released from the lien of the G&R Mortgage on the basis of its fair value. In connection with the issuance of G&R Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including the New Bonds or any subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993, or after all such bonds have been retired at the Company's direction), to modify the release provisions to provide that property owned by the Company on December 31, 1986 may be released on the basis of its depreciated book value and all other property may be released on the basis of its cost, as defined in the G&R Mortgage. Under the new provisions, unfunded property may be released without meeting the tests referred to in the preceding paragraph if, after such release, the Company will have at least one dollar ($1) in unfunded property that remains subject to the lien of the G&R Mortgage.

      Dividend Covenant. Unless specified otherwise in the prospectus supplement for New Bonds of a particular series, the Company will covenant in substance that, so long as any New Bonds of a particular series remain outstanding, it will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of such series of New Bonds (other than certain dividends that may be declared by the Company prior to such selected date), except from credits to retained earnings after such selected date plus an amount not to exceed $150,000,000, plus such additional amounts as shall be approved by the Commisson.

     Redemption and Purchase.

      General.   The terms and conditions, if any, upon  which  a
particular series of New Bonds may be redeemed by the Company prior to maturity will be set forth in a Prospectus Supplement.

       Redemption of New Bonds at the Option of Holders. Notwithstanding any prohibition on redemption of New Bonds that may be set forth in a Prospectus Supplement, the holders of the New Bonds will have the right, at any time prior to maturity, to tender their New Bonds to the Company for redemption in the limited circumstances and at the prices described below:

     (a) Although no plans currently exist to merge or consolidate the Company and Entergy Louisiana, Inc., the G&R Mortgage provides that, in the event of such a consolidation or merger, the new company formed thereby would have the right to offer to exchange all outstanding G&R Bonds, including the New Bonds, for a like principal amount of the new company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. If the new company makes such an offer, the holders of outstanding G&R Bonds, including the New Bonds, must accept such first mortgage bonds in exchange for all or a portion of their G&R Bonds and must tender to the Company for redemption any G&R Bonds not so exchanged. The redemption prices applicable for these purposes to the New Bonds will be included in the Prospectus Supplement relating to each series of the New Bonds.

     (b) If all or substantially all of the Company's property or a majority of its common stock is taken or acquired by a governmental authority, the Company is obligated to deposit the net proceeds of such transaction with the Corporate Trustee. The holders of all G&R Bonds then outstanding have the right to tender their G&R Bonds for redemption by the Company 60 days after notice of such deposit of proceeds, at a price equal to the principal amount thereof plus accrued interest to the date of redemption. The terms of the franchise ordinances pursuant to which the Company provides electric and gas service to the City of New Orleans state that the City has a continuing option to purchase the Company's gas and electric properties. In connection with the issuance of the G&R Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including any holder of the New Bonds or subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993 or after all such bonds have been retired at the Company's direction), to eliminate this provision from the G&R Mortgage.

      Defaults and Notice Thereof. Defaults under the G&R Mortgage are defined to include: (1) default in the payment of principal; (2) default for 10 days in the payment of interest;
(3)  certain  events in bankruptcy, insolvency or reorganization;
(4) default in other covenants for 30 days after notice (unless the Company has in good faith commenced efforts to perform the covenant); and (5) default under a supplemental indenture. In connection with the issuance of G&R Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including the holders of the New Bonds or any subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993, or after all such bonds have been retired at the Company's direction), to modify this definition to provide that default for 30 days (rather than 10 days) in the payment of interest and default in other covenants for 90 days (rather than 30 days) after notice constitutes default under the G&R Mortgage.

      The Corporate Trustee or the holders of 25% in aggregate principal amount of the G&R Bonds may declare the principal and interest thereon to be due and payable on default, but a majority thereof may annul such declaration if such default has been cured. No holders of G&R Bonds may enforce the lien of the G&R Mortgage without giving the Trustees written notice of a default and unless (i) the holders of 25% in aggregate principal amount of the G&R Bonds have requested the Trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby and (ii) the Trustees shall have failed to act. The holders of a majority of the G&R Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees or exercising any trust or power conferred upon the Trustees. The Trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

      Evidence to be Furnished to the Trustee. Compliance with G&R Mortgage provisions is evidenced by written statements of officers of the Company or persons selected or paid by the
Company. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. The Company must give the Corporate Trustee an annual statement as to whether or not the Company has fulfilled its obligations under the G&R Mortgage throughout the preceding calendar year.

      Modification. The rights of holders of G&R Bonds may be modified with the consent of the holders of a majority of the G&R Bonds and, if less than all series of G&R Bonds are adversely affected, the consent of the holders of a majority of the G&R Bonds adversely affected. No modification of the terms of payment of principal, premium, if any, or interest, and no modification affecting the lien of the G&R Mortgage or reducing the percentage required for modification, is effective against any holder of G&R Bonds, including the New Bonds, without such holders' consent.

      Book-Entry SystemG&R Bonds. Unless otherwise specified in the applicable Prospectus Supplement, The Depository Trust Company, New York, New York ("DTC"), will act as securities depository for the New Bonds. The New Bonds will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates will be issued for the New Bonds, representing the aggregate principal amount of such series of New Bonds, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the
National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of New Bonds within the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of a New Bond (a "Beneficial Owner") will, in turn , be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

      To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the New
Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which Direct Participants may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the New Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, dealers or agents, or the Company, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Corporate Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the New Bonds are required to be printed and delivered. In addition, the Company at any time may discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the New Bonds will be printed and delivered.

      The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the New Bonds, or with respect to payments to or the providing of notice to the Direct Participants, the Indirect Participants or the Beneficial owners.

      So  long as Cede & Co. is the registered owner of  the  New
Bonds, as nominee of DTC, references herein to holders of the New
Bonds shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the New Bonds.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. Neither the Company, the Trustees nor the underwriters, dealers or agents takes responsibility for the accuracy or completeness thereof.


               RATIOS OF EARNINGS TO FIXED CHARGES

      The Company has calculated ratios of earnings to fixed charges pursuant to Item 503 of Commission Regulation S-K as follows:

                             Twelve Months Ended
                                December 31,
                        1997     1996     1995     1994    1993
Ratio of Earnings to    2.70     3.51     3.93     1.91   4.68(b)
Fixed Charges(a)........
_______________________

(a) "Earnings," as defined by Commission Regulation S-K, represent the aggregate of (1) net income, before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments--net and (4)
  fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(b) Earnings for the twelve months ended December 31, 1993, include approximately $18 million related to the change in accounting principle to provide for the accrual of estimated unbilled revenues.



                      EXPERTS AND LEGALITY

      The Company's balance sheets as of December 31, 1997 and 1996, and the statements of income, retained earnings and cash flows and the related financial statement schedule for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



      The legality of the New Bonds will be passed upon for the Company by Reid & Priest LLP, New York, New York and by Laurence
M. Hamric, Esq., Associate General Counsel - Corporate and Securities of Entergy Services, Inc., and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. All legal matters pertaining to the organization of the Company, titles to property, franchises and the lien of the G&R Mortgage and all matters pertaining to Louisiana law will be passed upon only by Laurence M. Hamric, Esq.

      The statements as to matters of law and legal conclusions made under "Description of the New Bonds" have been reviewed by Laurence M. Hamric, Esq., and, except as to "Security," by Reid & Priest LLP, New York, New York, and are set forth herein in reliance upon the opinions of said counsel, respectively, and upon their authority as experts.

                      PLAN OF DISTRIBUTION

     The Company may sell the New Bonds : (a) through one or more underwriters or dealers; (b) directly to one or more purchasers;
(c) through one or more agents; or (d) through a combination of any such methods of sale. The Prospectus Supplement relating to a series of the New Bonds will set forth the terms of the offering of the New Bonds, including the name or names of any underwriters, dealers or agents, the purchase price of such New Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid by any underwriters to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

      If underwriters are used in a sale of the New Bonds, such New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular underwritten offering of New Bonds will be named in the applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The underwriting agreement pursuant to which any New Bonds are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the New Bonds if any are purchased; provided that the agreement between the Company and the underwriter providing for the sale of the New Bonds may provide that, under certain circumstances involving a default of one or more underwriters, less than all of the New Bonds may be purchased.

      New Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The applicable Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Bonds in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Bonds from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16.  List of Exhibits.*

      1        Form of Underwriting Agreement(s) for the New Bonds
               (previously filed).

  **4(a) Mortgage and Deed of Trust, as amended by six Supplemental Indentures (filed, respectively, as Exhibits in the file numbers indicated: A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(b)4 to Form 10-K for year ended 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K
               dated April 26, 1995 in 0-5807 (Fifth); and 4(a) to Form 8-K dated March 20, 1996 in 0-5807 (Sixth).

  4(b)         Form of Supplemental Indenture(s) for the New Bonds
               (previously filed).

  5(a) Opinion of Laurence M. Hamric, Esq., counsel for the Company, as to the legality of the securities being registered (revised; previously filed).

  5(b) Opinion of Reid & Priest LLP, New York, counsel for the Company, as to the legality of the securities being registered (previously filed).

**12 Computation of Ratios of Earnings to Fixed Charges (filed as Exhibit 12(e) to the Company's Annual Report on Form 10-K for the period ended December 31, 1997).

    23(a) Consent of Laurence M. Hamric, Esq. (previously filed ).

    23(b)      Consent of Reid & Priest LLP (previously filed).

    23(c)      Consent   of  Coopers  &  Lybrand  L.L.P  (revised;
               previously filed).

    24         Power of Attorney (previously filed).

    25(a) Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank of Montreal Trust Company, Corporate Trustee (previously filed).

    25(b) Form T-2 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Mark F. McLaughlin, Co-Trustee (previously filed).
___________________

* Reference is made to a duplicate list of exhibits being filed as a part of the Registration Statement, which list, in accordance with Item 102 of Regulation S-T of the Commission, immediately precedes the exhibits being physically filed with the Registration Statement.

** Incorporated herein by reference as indicated.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on the 9th day of April, 1998.

                           ENTERGY NEW ORLEANS, INC.


                           By     /s/ Edwin Lupberger*
                          Edwin Lupberger, Chairman of the Board,
                           Chief Executive Officer and Director



      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

      Each director and/or officer of the registrant whose signature appears below has appointed Laurence M. Hamric and Ann
G. Roy, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also has appointed each such named person as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

     Signature                    Title                  Date

/s/ Edwin Lupberger*     Chairman of the Board,      April 9, 1998
  Edwin Lupberger      Chief Executive Officer and
                                Director
                      (Principal Executive Officer)
                      (Principal Financial Officer)


/s/ Louis E. Buck,Jr.*   Vice President and Chief     April 9, 1998
Louis E. Buck, Jr.         Accounting Officer
                     (Principal Accounting Officer)


/s/ Jerry D. Jackson*           Director             April 9, 1998
 Jerry D. Jackson


/s/ Jerry L. Maulden*           Director             April 9, 1998
 Jerry L. Maulden


*By Laurence M. Hamric, Attorney-in-Fact


/s/ Laurence M. Hamric                                April 9, 1998
Laurence M. Hamric
Attorney-in-Fact